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EXHIBIT 99.(a)(2)

CSG SYSTEMS INTERNATIONAL, INC.

ELECTION FORM

TO EXCHANGE ELIGIBLE OPTIONS FOR SHARES OF RESTRICTED STOCK
PURSUANT TO THE OFFER TO EXCHANGE DATED NOVEMBER 18, 2003.

        Please read this Election Form carefully. If you elect to exchange your Eligible Options for shares of Restricted Stock, upon the terms and subject to the conditions set forth in the CSG Systems International, Inc. "Offer to Exchange Shares of Restricted Stock for Certain Outstanding Stock Options Having an Exercise Price of $17.50 Per Share or More" dated November 18, 2003 (the "Offer to Exchange"), we must RECEIVE your election by 5:00 p.m., Eastern Time, on December 17, 2003, or such later time and date to which we may have extended the Offer (the "Expiration Date"). You may elect to exchange your Eligible Options for Restricted Stock by mailing your properly competed and signed Election Form to:

CSG Systems International, Inc.
c/o EquiServe Trust Company, N.A.
Post Office Box 8012
Edison, New Jersey 08818-9008

You also may make such election:

By Telephone: 1-800-435-2911	By Internet: http://www.eproxyvote.com/csgs-exchange/

WE STRONGLY ENCOURAGE YOU TO MAKE YOUR ELECTION BY USING THE INTERNET OR A TOUCH-TONE TELEPHONE. THIS WILL ELIMINATE THE NEED FOR YOU TO MAIL YOUR ELECTION FORM.

Terms not otherwise defined in this Election Form have the meanings set forth in the Offer to Exchange.	SEE REVERSE SIDE

FOLD AND DETACH HERE IF YOU ARE MAKING AN ELECTION BY MAIL.

ON THE REVERSE SIDE OF THIS FORM, YOU MAY ELECT EITHER

(1)
To exchange all of your Eligible Options for shares of Restricted Stock upon the terms and conditions set forth in the Offer to Exchange.

OR

(2)
To exchange none of your Eligible Options for Restricted Stock.

REPRESENTATIONS AND ACKNOWLEDGMENTS OF EMPLOYEE

        I have received and read the Offer to Exchange and accept its terms. I understand that if I exchange any of my Eligible Options for Restricted Stock, then I must exchange all of my Eligible Options. I understand that if I exchange my Eligible Options for Restricted Stock, then I will receive fewer shares of Restricted Stock than the aggregate number of shares covered by my Eligible Options, in accordance with the exchange ratios set forth in the Offer to Exchange. If I elect to exchange my Eligible Options for Restricted Stock, then I understand that the Restricted Stock will be issued to me and become vested as set forth in the Offer to Exchange and will be subject to cancellation and to restrictions on its transfer prior to its vesting as set forth in the Offer to Exchange.

        I acknowledge that the Restricted Stock will be subject to the terms and conditions of the Company's 2001 Stock Incentive Plan (or, if applicable, the Company's 1996 Stock Incentive Plan) and a Restricted Stock Award Agreement. If I elect to exchange my Eligible Options for Restricted Stock, then I understand that the Company will send me a Restricted Stock Award Agreement (in the form of Attachment B to the Offer to Exchange with all blanks filled in) promptly after the Expiration Date, and I agree to sign such agreement and promptly return it to the Company as a further condition of my receipt of Restricted Stock.

        I recognize that, under certain circumstances described in the Offer to Exchange, the Company may terminate or amend the Offer.

        I have reviewed the list of my Options Eligible for Exchange which the Company provided to me with the Offer to Exchange and this Election Form, and I agree that such list sets forth all of my Eligible Options. I acknowledge that, if I elect to exchange my Eligible Options for Restricted Stock, by making such election I am surrendering for cancellation by the Company all of my Eligible Options and will have no further rights in any of my Eligible Options after the Company accepts my election and cancels my Eligible Options. I acknowledge that my election to exchange my Eligible Options for Restricted Stock is entirely voluntary. I acknowledge that the Company has advised me to consult with my own financial and tax advisors as to the consequences of making or not making such election. I understand that I will be unable to change my election after the Expiration Date.

☒ Please mark your election as in this example.

CHECK ONE (AND ONLY ONE) BOX BELOW:

Exchange all of my Eligible Options for Restricted Stock, upon the terms and conditions set forth in the Offer to Exchange.	☐	Do not exchange my Eligible Options for Restricted Stock.	☐
By delivering this properly completed Election Form, I hereby accept all of the terms and conditions of the Offer set forth in the Offer to Exchange. I understand that CSG Systems International, Inc. ("CSG") will rely on the representations and acknowledgments set forth on the reverse side of this Election Form under the heading "Representations and Acknowledgements of Employee", and I hereby certify to CSG that such representations and acknowledgments are true as to me.
SIGNATURE	Date

NOTE: Please sign exactly as your name appears on this Election Form. When signing in a representative capacity, please give full title of such.

FOLD AND DETACH HERE IF YOU ARE MAKING AN ELECTION BY MAIL.

CSG SYSTEMS INTERNATIONAL, INC.

ELECTION FORM

INSTRUCTIONS:

A.
You should carefully read the Offer to Exchange and the Attachments thereto, and the other documents referred to in the Offer to Exchange, before you complete this Election Form.

B.
You should consult Section 3 ("Procedures for Electing to Exchange Eligible Options") of the Offer to Exchange for election and delivery instructions.

C.
If you wish to change a previously submitted election, you may do so by making a new election at any time prior to the Expiration Date. Please refer to Section 4 of the Offer to Exchange for instructions on how to change your election.

D.
If you submit multiple elections, then the latest properly submitted election that EquiServe receives before the Expiration Date will be deemed to be your irrevocable election with respect to the Offer.

E.
Your election of more than one choice on this Election Form or your modification of this Election Form will invalidate any election you make on this Election Form.

F.
If you do not wish to exchange your Eligible Options for Restricted Stock, then you do not need to submit this Election Form or take any other action unless you previously elected to make such exchange and now wish to change such previous election. Please refer to Section 4 of the Offer to Exchange for instructions on how to change your election.

        You may use one of the following methods to elect to exchange your Eligible Options for Restricted Stock. If you make an election by telephone or Internet, then you do not need to submit your signed Election Form. If you wish to change a previous election, you must use a touch-tone telephone or the Internet to do so.

        ELECTION BY TELEPHONE—1-800-435-2911

        Use any touch-tone telephone to make your election 24 hours a day, 7 days a week prior to the Expiration Date Have this Election Form in hand when you call. You will be prompted to enter your Control Number, which appears above, and social security number and then follow the simple instructions provided to you by the automated Exchange Program Telephone Election System.

        ELECTION BY INTERNET—http://www.eproxyvote.com/csgs-exchange/

        Use the Internet to make your election 24 hours a day, 7 days a week prior to the Expiration Date. Have this Election Form in hand when you access the Exchange Program Web Site. You will be prompted to enter your Control Number, which is located above, and social security number and then follow the simple instructions provided to you on the Web Site to make an electronic election.

        ELECTION BY MAIL—Sign this Election Form as your name appears on this Election Form, date this Election Form, and mail this Election Form to EquiServe at the address shown on the reverse side of this Election Form.

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  EXHIBIT 99.(a)(2)